EXHIBIT 99.4
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        ANDRESMIN GOLD ANALYST REPORT AND CEO INTERVIEW AVAILABLE ONLINE
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LIMA,   Peru--(BUSINESS   WIRE)--Feb.   8,   2005--Andresmin   Gold  Corporation
(OTCBB:ADGD - News)  announced  today an in-depth  interview on World Talk Radio
discussing    the   company's    recent    events   and   an   analyst    report
(http://www.gaskinsco.com/linkto-adgd.shtml)   examining  the  company  and  its
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industry.  The  interview  can be accessed  via  WindowsMedia  player  online at
http://www.worldtalkradio.com/archive.asp?aid=3356.
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eResearch  Analyst Stephen Mussart  recently rated Andresmin Gold  Corporation a
"Speculative Buy" in an initiating report and set a price target at $1.00. In the Report, which is free for a limited period of time on eResearch's website, www.eresearch.ca, the analyst commented that Andresmin's flagship project "has a
1.4 million ounce inferred gold resource, which is thought to be a near-surface expression of a much larger underlying copper-gold deposit."

About Andresmin Gold Corporation
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Andresmin is committed to building  shareholder  value through the  acquisition, exploration, and development of high quality mineral projects in the prime Central Andes region of South America, which annually produces 42% of the world's copper (over $18 billion each year). The Company has an impressive property portfolio with ten projects of merit encompassing 16,400 hectares of strategically located and highly prospective ground. The Winicocha copper-gold project in southern Peru is Andresmin's flagship project. Centromin reports Winicocha hosts an inferred reserve of 1.4 million ounces of gold, thought to be near surface expression of a much larger underlying copper-gold porphyry deposit. Recent sampling found a geochemical anomaly with grades ranging to 1.0% copper and 5.0 grams per tonne gold, and coincident geophysics has outlined three large anomalies. Exploration is ongoing on all projects. Andresmin trades under the symbol ADGD on the NASDAQ over-the-counter bulletin board.

This news release may include  forward-looking  statements within the meaning of
Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, Andresmin's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

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Contact:

Resourcex Group
James West, 888-689-1620
investor@andresmin.com
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www.andresmin.com
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